                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investment in the Custody of
                         Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

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1. Investment Company Act File Number:                Date examination completed

   811-09599                                          July 31, 2007
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2. State identification Number:

   AL                 AK   AZ   AR            CA   CO
   CT                 DE   DC   FL            GA   HI
   ID                 IL   IN   IA            KS   KY
   LA                 ME   MD   MA   None     MI   MN
   MS                 MO   MT   NE            NV   NH
   NJ                 NM   NY   NC            ND   OH
   OK                 OR   PA   RI            SC   SD
   TN                 TX   UT   VT            VA   WA
   WV                 WI   WY   PUERTO RICO
   Other (specify):
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in representation statement:

   State Street Master Funds
--------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

   P.O. Box 5049, Boston, MA 02206
--------------------------------------------------------------------------------

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
State Street Master Funds

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that State Street Equity 500 Index Portfolio (the "Portfolio") complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (the "Act") as of July 31, 2007. Management is responsible for the Portfolio's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Portfolio's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Portfolio's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 31, 2007, and with respect to agreement of security purchases and sales, for the period from March 31, 2007 (the date of our last examination) through July 31, 2007:

     - Confirmation of all securities and similar investments held by the Depository Trust Company in book entry form, at an omnibus level for the Custodian without prior notice to management;

     - Confirmation of all securities out for transfer with brokers, or other appropriate auditing procedures where replies from brokers were not received;

     - Reconciliation of all such securities between the books and records of the Portfolio and the Custodian, on a fund level;

     - Review of the reconciliation procedures performed by the Custodian on an omnibus level between the Depository Trust Company and the books and records of the Custodian;

     - Agreement of a sample of investment purchases and sales since our last report from the books and records of the Portfolio to broker confirmations, or subsequent cash activity, where replies from brokers were not received.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Portfolio's compliance with specified requirements.

In our opinion, management's assertion that State Street Equity 500 Index Portfolio complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of July 31, 2007, with respect to securities and similar investments reflected in the investment account of the Portfolio is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees and management of the Portfolio and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                       /s/ Ernst & Young LLP

October 26, 2007

    MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF THE
                         INVESTMENT COMPANY ACT OF 1940

October 26, 2007

We, as members of management of State Street Equity 500 Index Portfolio (the "Portfolio"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940 (the "Act"). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Portfolio's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 31, 2007, and from March 31, 2007 through July 31, 2007.

Based on this evaluation, we assert that the Portfolio was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of July 31, 2007, and from March 31, 2007 through July 31, 2007, with respect to securities reflected in the investment account of the Portfolio.

                                       State Street Master Funds


                                       By: /s/ Gary French
                                           -------------------------------------
                                           Gary French
                                           Treasurer

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
State Street Master Funds

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that State Street Money Market Portfolio (the "Portfolio") complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (the "Act") as of July 31, 2007. Management is responsible for the Portfolio's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Portfolio's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Portfolio's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 31, 2007, and with respect to agreement of security purchases and sales, for the period from March 31, 2007 (the date of our last examination) through July 31, 2007:

     - Confirmation of all securities and similar investments held by the Depository Trust Company in book entry form, at an omnibus level for the Custodian without prior notice to management;

     - Confirmation of all securities out for transfer with brokers, or other appropriate auditing procedures where replies from brokers were not received;

     - Reconciliation of all such securities between the books and records of the Portfolio and the Custodian, on a fund level;

     - Review of the reconciliation procedures performed by the Custodian on an omnibus level between the Depository Trust Company and the books and records of the Custodian;

     - Agreement of a sample of investment purchases and sales since our last report from the books and records of the Portfolio to broker confirmations, or subsequent cash activity, where replies from brokers were not received.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Portfolio's compliance with specified requirements.

In our opinion, management's assertion that State Street Money Market Portfolio complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of July 31, 2007, with respect to securities and similar investments reflected in the investment account of the Portfolio is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees and management of the Portfolio and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                       /s/ Ernst & Young LLP

October 26, 2007

      MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF
                       THE INVESTMENT COMPANY ACT OF 1940

October 26, 2007

We, as members of management of State Street Money Market Portfolio (the "Portfolio"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940 (the "Act"). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Portfolio's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 31, 2007, and from March 31, 2007 through July 31, 2007.

Based on this evaluation, we assert that the Portfolio was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of July 31, 2007, and from March 31, 2007 through July 31, 2007, with respect to securities reflected in the investment account of the Portfolio.

                                       State Street Master Funds


                                       By: /s/ Gary French
                                           -------------------------------------
                                           Gary French
                                           Treasurer

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
State Street Master Funds

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that State Street Tax Free Money Market Portfolio (the "Portfolio") complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (the "Act") as of July 31, 2007. Management is responsible for the Portfolio's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Portfolio's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Portfolio's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 31, 2007, and with respect to agreement of security purchases and sales, for the period from March 31, 2007 (the date of our last examination) through July 31, 2007:

     - Confirmation of all securities and similar investments held by the Depository Trust Company in book entry form, at an omnibus level for the Custodian without prior notice to management;

     - Confirmation of all securities out for transfer with brokers, or other appropriate auditing procedures where replies from brokers were not received;

     - Reconciliation of all such securities between the books and records of the Portfolio and the Custodian, on a fund level;

     - Review of the reconciliation procedures performed by the Custodian on an omnibus level between the Depository Trust Company and the books and records of the Custodian;

     - Agreement of a sample of investment purchases and sales since commencement of operations from the books and records of the Portfolios to broker confirmations, or subsequent cash activity, where replies from brokers were not received.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Portfolio's compliance with specified requirements.

In our opinion, management's assertion that State Street Tax Free Money Market Portfolio complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of July 31, 2007, with respect to securities and similar investments reflected in the investment account of the Portfolio is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees and management of the Portfolio and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                       /s/ Ernst & Young LLP

October 26, 2007

      MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF
                       THE INVESTMENT COMPANY ACT OF 1940

October 26, 2007

We, as members of management of State Street Tax Free Money Market Portfolio (the "Portfolio"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940 (the "Act"). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Portfolio's compliance with the requirements of subsections
(b) and (c) of Rule 17f-2 as of July 31, 2007, and from March 31, 2007 (the date of our last examination) through July 31, 2007.

Based on this evaluation, we assert that the Portfolio was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of July 31, 2007, and from March 31, 2007 (the date of our last examination) through July 31, 2007, with respect to securities reflected in the investment account of the Portfolio.

                                       State Street Master Funds


                                       By: /s/ Gary French
                                           -------------------------------------
                                           Gary French
                                           Treasurer

             Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
State Street Master Funds

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that State Street Tax Free Limited Duration Bond Portfolio (the "Portfolio") complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (the "Act") as of July 31, 2007. Management is responsible for the Portfolio's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Portfolio's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Portfolio's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 31, 2007, and with respect to agreement of security purchases and sales, for the period from March 31, 2007 (the date of our last examination) through July 31, 2007:

     - Confirmation of all securities and similar investments held by the Depository Trust Company in book entry form, at an omnibus level for the Custodian without prior notice to management;

     - Confirmation of all securities out for transfer with brokers, or other appropriate auditing procedures where replies from brokers were not received;

     - Reconciliation of all such securities between the books and records of the Portfolio and the Custodian, on a fund level;

     - Review of the reconciliation procedures performed by the Custodian on an omnibus level between the Depository Trust Company and the books and records of the Custodian;

     - Agreement of a sample of investment purchases and sales since commencement of operations from the books and records of the Portfolio to broker confirmations, or subsequent cash activity, where replies from brokers were not received.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Portfolio's compliance with specified requirements.

In our opinion, management's assertion that State Street Tax Free Limited Duration Bond Portfolio complied with the requirements of subsections (b) and
(c) of Rule 17f-2 of the Act as of July 31, 2007, with respect to securities and similar investments reflected in the investment account of the Portfolio is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees and management of the Portfolio and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                       /s/ Ernst & Young LLP

October 26, 2007

      MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF
                       THE INVESTMENT COMPANY ACT OF 1940

October 26, 2007

We, as members of management of State Street Tax Free Limited Duration Bond Portfolio (the "Portfolio"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940 (the "Act"). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Portfolio's compliance with the requirements of subsections
(b) and (c) of Rule 17f-2 as of July 31, 2007, and from March 31, 2007 (the date of our last examination) through July 31, 2007.

Based on this evaluation, we assert that the Portfolio was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of July 31, 2007, and from March 31, 2007 (the date of our last examination) through July 31, 2007, with respect to securities reflected in the investment account of the Portfolio.

                                       State Street Master Funds


                                       By: /s/ Gary French
                                           -------------------------------------
                                           Gary French
                                           Treasurer